UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(CHECK ONE):    [X] Form 10-K    [_] Form 20-F    [_] Form 10-Q
                [_] Form N-SAR    [_] Form N-CSR

                For Period Ended:  December 31, 2003
                [_] Transition Report on Form 10-K
                [_] Transition Report on Form 20-F
                [_] Transition Report on Form 11-K
                [_] Transition Report on Form 10-Q
                [_] Transition Report on Form N-SAR
                For the Transition Period Ended:
                                                ------------------------------

   READ INSTRUCTION ON BACK PAGE BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
             NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT
         THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION

AVAX Technologies, Inc.
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Full Name of Registrant


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Former Name if Applicable

9200 Indian Creek Parkway, Suite 200
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Address of Principal Executive Office (STREET AND NUMBER)

Overland Park, Kansas 66210
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City, State and Zip Code

PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrant is unable to complete the preparation of its annual report on Form 10-KSB on a timely basis due to the limited executive and staff resources of the registrant (which have been significantly reduced in the past year to reduce the cash needs of the registrant) and due to the continuing analysis of the proper treatment of the November 2003 bridge loan financing on the balance sheet of the registrant.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Richard P. Rainey               (570)                   342-4335
     -----------------------    ---------------      ---------------------------
          (Name)                  (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                          Yes [X]       No [_]
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                          Yes [_]       No [X]


If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made

================================================================================

                             AVAX TECHNOLOGIES, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2004                 By: /s/  Richard P. Rainey
      -------------------------          --------------------------------------
                                              Richard P. Rainey, President




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